UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 11, 2010

Icahn Enterprises L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY 10153
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 702-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 11, 2010, Icahn Enterprises L.P. (“Icahn Enterprises”) entered into an employment agreement (the “Employment Agreement”) with Daniel A. Ninivaggi, pursuant to which Mr. Ninivaggi will serve as the President of Icahn Enterprises, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), the sole general partner of Icahn Enterprises and Icahn Enterprises Holdings and various subsidiaries of Icahn Enterprises Holdings. See Item 5.02 below for a further description of the Employment Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2010,  Icahn Enterprises entered into the Employment Agreement with Daniel A. Ninivaggi  pursuant to which Mr. Ninivaggi will serve as the President of Icahn Enterprises, Icahn Enterprises Holdings and Icahn Enterprises GP.  Mr. Ninivaggi will (1) be principally responsible for overseeing portfolio company operations, generally not including the entities involved with the hedge funds managed and advised by subsidiaries of Icahn Enterprises Holdings and (2) be involved with acquisitions, dispositions and financings engaged in by Icahn Enterprises, Icahn Enterprises Holdings and subsidiaries.

Mr. Ninivaggi shall commence his duties under the Employment Agreement on or after March 15, 2010, but in no event later than April 15, 2010, and his employment thereunder shall continue through December 31, 2012, unless otherwise terminated earlier pursuant to the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Ninivaggi is entitled to: (i) a base salary at the per annum rate of $650,000 for the period ending December 31, 2010 and for each of the calendar years ending December 31, 2011 and 2012; (ii) a bonus in the amount of $550,000 for the period ending on December 31, 2010; and (iii) a bonus of not less than $450,000 and not more than $650,000 for each of the calendar years ending December 31, 2011 and 2012.  Mr. Ninivaggi will also receive a relocation payment of $300,000 in connection with the commencement of his employment.

In addition, on February 11, 2010, Icahn Enterprises and Mr. Ninivaggi entered into a Class A Option Agreement and Class B Option Agreement (together, the “Option Agreements”).  Pursuant to terms of the Employment Agreement, Mr. Ninivaggi was granted Class A options to purchase 100,000 Depositary Units (“Units”) of Icahn Enterprises with an exercise price of $45.60 per Unit, and Class B options to purchase 100,000 Units with an exercise price of $55.60 per Unit.  Each of the Class A options and the Class B options (collectively, the “Options”) shall vest as to 33,334 Options, on December 31, 2010; 33,333 Options on December 31, 2011 and the balance of 33,333 Options on December 31, 2012.  The Options shall expire on December 31, 2014 except as otherwise set forth in the Employment Agreement or the Option Agreements.

Mr. Ninivaggi, age 45, has served as Of Counsel to the international law firm of Winston & Strawn LLP since July 2009. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating systems and electrical power management systems, including as General Counsel from 2003 through 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006. Prior to joining Lear Corporation, from 1998 to 2003, Mr. Ninivaggi was a partner of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance. Mr. Ninivaggi has also served as a director of CIT Group Inc., a bank holding company, since December 18, 2009.

The foregoing description of the Employment Agreement and the Option Agreements does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement and the Option Agreements, which are filed hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 and are herein incorporated into this current report on Form 8-K by reference.

Item 8.01 Other Event

On February 16, 2010, Icahn Enterprises issued a press release with respect to the employment of Mr. Ninivaggi, a copy of which is attached hereto.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1 – Employment Agreement

10.2 – Class A Option Agreement

10.3 –  Class B Option Agreement

99.1 –  Press Release, issued February 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

By:		Icahn Enterprises G.P. Inc.
its General Partner

	By:	/s/ Dominick Ragone
Dominick Ragone
Principal Financial Officer

Date:   February 18, 2010